EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-153758, 333-150720, 333-131945, 333-108790, 333-104732, 333-62566, and 333-53449 on the respective Forms S-8 of our report dated December 29, 2009, relating to the consolidated financial statements of American Pacific Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s recent adoption of provisions for uncertainty in income taxes), appearing in this Annual Report on Form 10-K of American Pacific Corporation for the year ended September 30, 2009.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
December 29, 2009